Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of B/E Aerospace, Inc., and the effectiveness of B/E Aerospace, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of B/E Aerospace, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Miami, Florida
November 22, 2016